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                           IWI Final Purchase Proposal
                         To: Universal Manufacturing/VIP
                                Revised: 6/24/02

I.       ACDELCO INVENTORY

         IWI will purchase Universal Manufacturing/VIP's ACDelco inventory through ACDelco. ACDelco will credit VIP for the purchase amount of [up to] $500,000 and then bill IWI. IWI understands and acknowledges that ACDelco is not a party to this agreement and that Universal cannot guarantee any action of ACDelco including actions relating to the purchase of Universal Manufacturing/VIP's inventory. The restrictions on the ACDelco inventory IWI will purchase are as follows:

         A.       Non-Battery ACDelco Products:

                  IWI will purchase up to $500,000 of ACDelco products from Universal Manufacturing/VIP. There are two (2) restrictions on the product we will buy, they are:

                  1.    Each part needs to be in the current price sheet, and
                  2.    They need to be classified as A, B, or C part number(s).

         B.       ACDelco Batteries:

                  IWI will only purchase those ACDelco batteries that are a maximum of nine (9) months old. All batteries older than nine
                  (9) months are to be returned to ACDelco at Universal Manufacturing/VIP's cost.

                  All consignment batteries are to be picked up in the field and returned to the local warehouse.

                  Upon closing, Universal Manufacturing/VIP will transfer to IWI ACDelco inventory free and clear of all liens, UCC agreements, etc.; provided, however, IWI understands and acknowledges that any liens or UCC agreements on the ACDelco inventory held by ACDelco may not be released until Universal Manufacturing/VIP closes out its ACDelco account.

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II.      OTHER INVENTORY

         IWI will purchase up to $500,000 of non-ACDelco or "other" inventory at 75% of IWI's net, net purchase price. Net, net price being defined as buying group and 2% cash discounts taken off of the price before calculating 75% of IWI's cost. Payment will be made to Universal Manufacturing/VIP weekly on inventory transferred to the IWI-Dubuque location. Any remaining balance will be paid on the date of closing.

         IWI will offer to purchase an additional $250,000 (for a total not to exceed $750,000) of Universal Manufacturing/VIP's "Other" inventory for 90 days after the close of the sale. After 90 days, the price of any "other inventory" over and above the agreed upon total of $750,000 will need to be renegotiated. Universal Manufacturing/VIP is encouraged to return and/or sell as much product as possible before IWI takes possession on July 1, 2002.

         Upon execution of this Agreement, Universal Manufacturing/VIP will supply IWI with a list of their current ACDelco and Other inventories in EXCEL formatted files. Attached is a list of lines that Universal Manufacturing is now carrying, please indicate which lines will be turned over and when.

         Upon closing, Universal Manufacturing/VIP will transfer "other" inventory free and clear of all liens, UCC agreements, etc.

III.     OFFICE EQUIPMENT

         The following office/computer/telephone equipment will be sold to IWI:

         A.       Computer Equipment:

                  IWI will purchase the computer equipment listed under "office equipment" in the attached EXCEL spreadsheet. Total purchase price is $7,880. Equipment in Freeport and Rockford will remain there. Equipment in Dubuque will be delivered to IWI-Dubuque by June 25, 2002. Please see the attached list for a breakdown of each item to be purchased.

         B.       Telephone Equipment:

                  The telephone system in Freeport will remain there and is included in the purchase price of $7,880 listed above. The telephone equipment located in Dubuque will remain property of Universal Manufacturing/VIP. The


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                  telephone equipment in Rockford (owned by Rainbo Oil Company)
                  will be leased to IWI for $100/month for a period of three (3) months.

                  Upon closing, IWI will legally own the local and/or toll-free telephone numbers used during the course of business in Freeport, IL; Rockford, IL; and Dubuque, IA. Universal Manufacturing/VIP will keep all of these numbers up and running and answered during the transition period between now and July 1, 2002.

IV.      PRODUCT SHELVING

         IWI will purchase the following shelving from VIP:

                  Location            Amount at Location        Purchase Price
                  --------            ------------------        --------------

                  Freeport                  All                     $4,000
                                                                     -----
                  Total                                             $4,000

         IWI is not interested in purchasing the shelving in Dubuque or Rockford. However, IWI will rent the shelving in Rockford for $1,000/month for a minimum of five (5) months. This will result in a minimum "rental" fee of $5,000 from IWI to Universal Manufacturing/VIP.

V.       SHOP EQUIPMENT

         IWI will purchase Universal Manufacturing/VIP's shop equipment located in Dubuque, IA, Freeport and Rockford, IL outlined in the May 8, 2002 email for $14,500. The list of the equipment can be found in the attachment. In Rockford, Rainbo Oil Company will allow IWI to use the fork truck. The cost for the use of the fork truck is included in the $100/month expense for the telephone system in III, B above.

VI.      DELIVERY VEHICLES

         IWI will purchase the following vehicles from Universal
         Manufacturing/VIP:

         #95 Battery truck 1998 GMC for $36,500.
         #303 1998 Ford E350 box van (Dubuque) for $12,000.
         #195 1997 Geo Metro (Dubuque) for $3,200.
         #175 1995 Chevy S-10 (Freeport) for $2,950.
         #304 1994 Ford Escort Wagon (Freeport) $2,300.

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         Total vehicle purchase price: $56,950. The remaining vehicles will be kept/sold by Universal Manufacturing/VIP.

VII.     CUSTOMER LISTS

         At the execution of this sales agreement, Universal Manufacturing/VIP will turn over a list of their customers serviced out of the Dubuque, Freeport and Rockford, IL markets. Every reasonable effort will be made by Universal Manufacturing/VIP to show customer name, address, telephone number, contact person, annual purchases, discounts, contact names, inventory stocking levels, payment history, etc.

VIII.    BUILDING LEASES

         A.       Freeport-Rockford, IL:

                  IWI will honor the existing leases for Freeport and Rockford. Furthermore, the Rockford lease will be extended at $1,850/month on a month-by-month basis until the landlord is contacted with a 30 day written termination notice by IWI. Upon closing, Universal Manufacturing/VIP will have no future liability for such leases.

         B.       Dubuque, IA:

                  The Dubuque, IA location/lease will not be continued by IWI.

IX.      NON-COMPETE AGREEMENT

         A.       Universal/VIP/Don Heupel:

                  It is agreed, for a period of five (5) consecutive years, beginning on July 1, 2002, and remaining in effect until July 31, 2007, that Donald D. Heupel, and/or Universal Mfg. Co., and/or Universal Distribution LLC, and/or Value Independent Parts, and/or any current business relationship will not engage in competitive activity located in Dubuque, IA, Freeport, IL, and Rockford, IL sales territories. It is understood that Universal Mfg. Co. and Universal distribution LLC will continue current business activities and may expand such activities if such activities do not compete with IWI's current automotive parts distribution business activities.

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         B.       Rainbo Oil Company/VIP/Paul Fahey:

                  It is agreed, for a period of five (5) consecutive years, beginning on July 1, 2002, and remaining in effect until July 31, 2007, that Paul Fahey, and/or Rainbo Oil Company, will not re-enter the wholesale parts business. This is defined as handling lines such as ACDelco, Motorcraft, Raybestos, etc.

X.       INTERIM PRODUCT PURCHASING

         IWI will sell ACDelco and "other" products to Universal
         Manufacturing/VIP between now and the date of closing at a cost of jobber less 25%. In return, Universal Manufacturing/VIP will also sell products to IWI between now and the closing date for jobber less 25%.

XI.      DATE OF SALE

         A.       Closing Date:

                  The closing date of this proposal is July 1, 2002.

         B.       Good Faith Offer:

                  Upon acceptance of this proposal, but before the closing date, IWI will pay Universal Manufacturing/VIP a sum of $5,000 to be applied as a payment towards the purchase of inventory.

         C.       Inventory Payments:

                  IWI will pay Universal Manufacturing weekly for inventory, which has been delivered to IWI.

         D.       Notice of Sale/Purchase of Business:

                  Universal Manufacturing/VIP needs to complete form NUC-542-A, notice of sales/purchase of business assets for the state of Illinois. Any penalties for non-compliance will be the responsibility of Universal Manufacturing/VIP.

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XII.     EMPLOYEE BENEFITS

         Universal Manufacturing/VIP is going to extend the benefits for their employee's through the month of July. IWI will offer benefits to those former Universal Manufacturing/VIP employees who come to work for us beginning in August.

It is the intention of both parties to execute this agreement in good faith and agree to all conditions outlined in this purchase proposal. This proposal is subject to the release of all liens, UCC's, etc.

   /s/ J. Michael Faley                      June 24, 2002
-----------------------------                -------------
J. Michael Faley                                      Date
IWI Motor Parts




   /s/ Donald D. Heupel                      June 26, 2002
-----------------------------                -------------
Donald D. Heupel                                      Date
Universal Manufacturing/VIP

   /s/ Donald D. Heupel                      June 26, 2002
-----------------------------                -------------
Donald D. Heupel                                      Date
Rainbo Company LLC

   /s/ Paul Fahey                            June 29, 2002
----------------------------                 -------------
Paul Fahey                                            Date
Rainbo Oil Company